Exhibit 99.1
M & F WORLDWIDE CORP.
REPORTS FIRST QUARTER 2009 RESULTS
M & F Worldwide Corp. to Hold Conference Call on May 14, 2009
     New York, NY — May 8, 2009 — M & F Worldwide Corp. (NYSE: MFW — News) today reported results for the first quarter ended March 31, 2009. Additionally, M & F Worldwide filed its quarterly report on Form 10-Q with the Securities and Exchange Commission today.
     M & F Worldwide will host a conference call to discuss its first quarter 2009 results on May 14, 2009, at 9:00 a.m. (EDT). The conference call will be accessible by dialing (800) 288-8961 in the United States and (612) 332-1210 internationally. For those unable to listen live, a replay of the call will be available by dialing (800) 475-6701 in the United States and (320) 365-3844 internationally; Access Code: 997850. The replay will be available from 11:00 a.m. (EDT) Thursday, May 14, 2009, through 11:59 p.m. (EDT) Thursday, May 28, 2009.
First Quarter Highlights
•	Net revenues of $464.3 million, down 1.6% as compared to the first quarter of 2008

•	Non-GAAP adjusted net income of $18.8 million, or $0.97 per diluted share, which excludes the impact of gain on extinguishment of debt

•	Purchased $90.5 million principal amount of Harland Clarke Holdings Corp. Senior Notes, resulting in a pre-tax gain of $52.6 million
First Quarter 2009 Performance
Consolidated Results
     Consolidated net revenues decreased by $7.7 million, or 1.6%, to $464.3 million for the first quarter of 2009 from $472.0 million for the first quarter of 2008, primarily due to a decrease in net revenues for the Harland Clarke segment of $17.0 million, partially offset by an increase in net revenues of $14.6 million due to the acquisition of Data Management I LLC by Scantron on February 22, 2008.
     Non-GAAP adjusted net income was $18.8 million, or $0.97 per non-GAAP diluted share, which excludes the impact of gain on extinguishment of debt. Net income for the first quarter of 2009 was $51.3 million, or $2.64 per diluted share, as compared to $12.5 million, or $0.58 per diluted share, for the first quarter of 2008. Net income for the first quarter of 2009 includes a $52.6 million ($32.5 million after tax) gain from early extinguishment of debt related to the purchase of $90.5 million principal amount of Harland Clarke Holdings Corp. Senior Notes for aggregate consideration of $35.1 million. The increase in net income and earnings per share for the first quarter of 2009 as compared to the first quarter of 2008 also reflects a reduction in interest expense of $12.9 million ($7.9 million after tax), primarily due to lower interest rates on variable rate debt. The increase in earnings per share for the first quarter of 2009 versus the first quarter of 2008 also reflects fewer shares of common stock outstanding due to the Company’s repurchase of 2.0 million shares in the second quarter of 2008.
     For the first quarter of 2009, Adjusted EBITDA increased by $5.2 million, or 4.4%, to $122.3 million as compared to $117.1 million for the first quarter of 2008. Adjusted EBITDA is a non-GAAP measure that is defined in the footnotes to this release and is reconciled to net income, the most directly comparable GAAP measure, in the accompanying financial tables.
Segment Results
     Net revenues for the Harland Clarke segment decreased by $17.0 million, or 5.1%, to $315.1 million for the first quarter of 2009 from $332.1 million for the first quarter of 2008, primarily as a result of volume declines from check and related products, which we believe were partially affected by the economic downturn, as well as one less production day in the first quarter of 2009. Declines in volumes were partially offset by increased revenues per unit. Operating income for the Harland Clarke segment decreased by $2.4 million, or 4.5%, to $50.9 million for the first quarter of 2009 from $53.3 million for the first quarter of 2008. The decrease in operating income was largely driven by the decrease in net revenues and an increase in restructuring expenses of $6.9 million, in addition to increases in materials and delivery expenses, which were partially offset by labor cost reductions and a decrease in integration expenses. Operating income for the first quarter of 2009 and 2008 includes charges of $7.3 million and $0.4 million, respectively, for restructuring costs.
     Net revenues for the Harland Financial Solutions segment decreased by $2.0 million, or 2.8%, to $69.2 million for the first quarter of 2009 from $71.2 million for the first quarter of 2008 as a result of decreases from both the risk management and enterprise solutions product lines. Net revenues in the risk management product lines decreased $0.3 million in the first quarter of 2009 compared to the first quarter of 2008 primarily due to declines in mortgage products, partially offset by growth in other lending products. Net revenues in the enterprise solutions product lines decreased $1.7 million in the first quarter of 2009 compared to the first quarter of 2008 primarily due to a slight decline in new bookings, which we believe was partially related to the economic downturn. Net revenues include charges of $0.1 million and $1.0 million in the first quarter of 2009 and 2008, respectively, for non-cash fair value purchase accounting adjustments to deferred revenue related to an acquisition. Operating income for the Harland Financial Solutions segment increased by $1.0 million, or 15.6% to $7.4 million for the first quarter of 2009 from $6.4 million for the first quarter of 2008 primarily due to labor cost reductions, partially offset by restructuring expenses of $2.4 million and the decrease in net revenues. Operating income for the first quarter of 2009 and 2008 includes charges of $1.0 million and $2.5 million, respectively, for compensation expense related to an incentive agreement from an acquisition.
     Net revenues for the Scantron segment increased by $12.8 million to $54.4 million for the first quarter of 2009 from $41.6 million for the first quarter of 2008 primarily as a result of the Data Management acquisition, which accounted for an increase of $14.6 million. The remaining $1.8 million decrease is due to declines from the legacy Scantron product lines, which we believe were negatively affected by the economic downturn. Operating income for the Scantron segment increased by $1.1 million, to $6.8 million in the first quarter of 2009 from $5.7 million in the first quarter of 2008. The increase is due to the Data Management acquisition, which accounted for an increase of $1.8 million. The remaining $0.7 million decrease was primarily due to approximately $1.3 million in one-time expenses related to a contractual obligation owing to a former employee upon termination of employment and integration expenses. Increases in selling, general and administrative expenses were partially offset by cost reductions. Operating income for the first quarter of 2009 includes charges of $1.4 million for restructuring and $0.1 million for non-cash fair value purchase accounting adjustments to deferred revenue related to an acquisition. Operating income for the first quarter of 2008 includes charges of $0.9 million for restructuring and $0.6 million for non-cash fair value purchase accounting adjustments to deferred revenue and inventory related to acquisitions.
     Net revenues for the Licorice Products segment, operated by Mafco Worldwide, decreased by $1.8 million, or 6.5%, to $25.7 million for the first quarter of 2009 from $27.5 million for the first quarter of 2008. Magnasweet and licorice derivatives sales decreased by $0.4 million and sales of licorice extract to the worldwide tobacco industry decreased by $0.6 million, primarily as the result of a decline in shipment volumes to Magnasweet, licorice derivative and tobacco customers. Sales of licorice extract to non-tobacco customers decreased by $0.8 million as a result of lower shipment volumes and the unfavorable impact of the U.S. dollar translation of Mafco Worldwide’s Euro denominated sales due to the stronger dollar in the first quarter of 2009 versus the first quarter of 2008. The decline in shipment volumes for the first quarter of 2009 compared to the first quarter of 2008 for all of Mafco Worldwide’s products was primarily the result of order shipment timing and continued worldwide consumption declines in tobacco products using licorice. Operating income for the Licorice Products segment decreased by $1.5 million, or 15.2%, to $8.4 million for the first quarter of 2009 from $9.9 million for the first quarter of 2008. The decrease in operating income was primarily due to the decline in net revenues, increased raw material costs, lower income earned on Mafco Worldwide’s over funded pension plan and an increase in foreign currency translation losses.
About M & F Worldwide
     M & F Worldwide has four business segments, which are operated by Harland Clarke, Harland Financial Solutions, Scantron and Mafco Worldwide. Harland Clarke provides checks and related products and direct marketing services to financial institutions and their customers. The operations of Harland Financial Solutions include core processing, retail and lending software solutions. Scantron is a leading provider of data collection and testing and assessment products and services sold primarily to educational and commercial customers. Mafco Worldwide produces licorice products for sale to the tobacco, food, pharmaceutical and confectionery industries.
Forward Looking Statements
     This press release contains forward looking statements that reflect management’s current assumptions and estimates of future performance and economic conditions, which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties, many of which are beyond M & F Worldwide’s control. All statements other than statements of historical facts included in this press release, including those regarding M & F Worldwide’s strategy, future operations, financial position, estimated revenues, projected costs, projections, prospects, plans and objectives of management, are forward-looking statements. When used in this press release, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates” or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this press release. Although M & F Worldwide believes that its plans, intentions and expectations reflected in or suggested by the forward-looking statements made in this press release are reasonable, such plans, intentions or expectations may not be achieved. In addition to factors described in M & F Worldwide’s Securities and Exchange Commission filings and others, the following factors may cause M & F Worldwide’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained in this press release include: (1) economic, climatic or political conditions in countries in which Mafco Worldwide sources licorice root; (2) economic, regulatory or political conditions that have an impact on the worldwide tobacco industry or on the consumption of tobacco products in which licorice products are used; (3) the failure of third parties to make full and timely payment to M & F Worldwide for environmental, asbestos, tax and other matters for which M & F Worldwide is entitled to indemnification; (4) unfavorable foreign currency fluctuations; (5) difficult conditions in financial markets, the downturn in and potential worsening of general economic and market conditions and the impact of the credit crisis; (6) M & F Worldwide’s substantial indebtedness; (7) covenant restrictions under M & F Worldwide’s indebtedness that may limit its ability to operate its business and react to market changes; (8) the maturity of the principal industry in which the Harland Clarke segment operates and trends in the paper check industry, including a faster than anticipated decline in check usage due to increasing use of alternative payment methods, a decline in consumer confidence and/or checking account openings and other factors, and our ability to grow non-check-related product lines; (9) consolidation among or failure of financial institutions, decreased spending by financial institutions on our products and services and other adverse changes among the large clients on which M & F Worldwide depends, resulting in decreased revenues and/or pricing pressure; (10) the ability to retain M & F Worldwide’s clients; (11) the ability to retain M & F Worldwide’s key employees and management; (12) lower than expected cash flow from operations; (13) significant increases in interest rates; (14) intense competition in all areas of M & F Worldwide’s business; (15) interruptions or adverse changes in M & F Worldwide’s supplier relationships, technological capacity, intellectual property matters, and applicable laws; (16) decreases to educational budgets as a result of the continued general economic downturn and the resulting impact on Scantron’s customers; (17) variations in contemplated brand strategies, business locations, management positions and other business decisions in connection with integrating acquisitions; (18) M & F Worldwide’s ability to successfully integrate and manage future acquisitions; (19) M & F Worldwide’s ability to implement any or all components of its business strategy or realize all of its expected cost savings or synergies from acquisitions; and (20) acquisitions otherwise not being successful from a financial point of view, including, without limitation, due to any difficulties with M & F Worldwide’s servicing its debt obligations.
     You should read carefully the factors described in M & F Worldwide’s Annual Report on Form 10-K for the year ended December 31, 2008 for a description of risks that could, among other things, cause actual results to differ from these forward looking statements.

Non-GAAP Financial Measures
     In this release, M & F Worldwide presents certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release because management believes they present information regarding M & F Worldwide that management believes is useful to investors. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measure.
Adjusted Net Income
     Adjusted net income represents GAAP net income, adjusted to eliminate the gain on early extinguishment of debt and related taxes from the repurchases of Harland Clarke Holdings Corp. Senior Notes at a discount to their principal amount. M & F Worldwide is presenting adjusted net income as a measure of its financial performance because it believes presenting adjusted net income will allow investors to better understand the operating results of M & F Worldwide, since the gain on early extinguishment of debt does not result from changes in the underlying business operations of M & F Worldwide. Management of M & F Worldwide uses adjusted net income to evaluate the operational results and financial performance of M & F Worldwide in a manner similar to the manner in which it uses GAAP net income.
EBITDA and Adjusted EBITDA
     EBITDA represents net income before interest income and expense, income taxes, depreciation and amortization (other than amortization related to contract acquisition payments). M & F Worldwide presents EBITDA because it believes it is an important measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in M & F Worldwide’s industries.
     M & F Worldwide believes EBITDA provides useful information with respect to its ability to meet its future debt service, capital expenditures, working capital requirements and overall operating performance, although EBITDA should not be considered as a measure of liquidity. In addition, M & F Worldwide utilizes EBITDA when interpreting operating trends and results of operations of its business.
     M & F Worldwide also uses EBITDA for the following purposes: Mafco Worldwide’s and Harland Clarke Holdings’ senior credit facilities use EBITDA (with additional adjustments) to measure compliance with financial covenants such as debt incurrence. M & F Worldwide’s subsidiaries executive compensation is based on EBITDA (with additional adjustments) performance measured against targets. EBITDA is also widely used by M & F Worldwide and others in its industry to evaluate and value potential acquisition candidates. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. See below for a description of these limitations. Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to M & F Worldwide to invest in the growth of its business.
     In addition, in evaluating EBITDA, you should be aware that in the future M & F Worldwide may incur expenses such as those excluded in calculating it. M & F Worldwide’s presentation of this measure should not be construed as an inference that its future results will be unaffected by unusual or nonrecurring items.
     EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are:
•	it does not reflect M & F Worldwide’s cash expenditures and future requirements for capital expenditures or contractual commitments;

•	it does not reflect changes in, or cash requirements for, M & F Worldwide’s working capital needs;

•	it does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on M & F Worldwide’s debt;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements;

•	it is not adjusted for all non-cash income or expense items that are reflected in M & F Worldwide’s statements of cash flows; and

•	other companies in M & F Worldwide’s industries may calculate EBITDA differently from M & F Worldwide, limiting its usefulness as a comparative measure.
     Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to invest in the growth of M & F Worldwide’s business or as a measure of cash that will be available to M & F Worldwide to meet its obligations. You should compensate for these limitations by relying primarily on M & F Worldwide’s GAAP results and using EBITDA only supplementally.
     M & F Worldwide presents Adjusted EBITDA as a supplemental measure of its performance. M & F Worldwide prepares Adjusted EBITDA by adjusting EBITDA to reflect the impact of a number of items it does not consider indicative of M & F Worldwide’s ongoing operating performance. Such items include, but are not limited to, gain on early extinguishment of debt, restructuring costs, deferred purchase price compensation related to an acquisition and non-recurring purchase accounting adjustments. You are encouraged to evaluate each adjustment and the reasons M & F Worldwide considers them appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future, M & F Worldwide may incur expenses, including cash expenses, similar to the adjustments in this presentation. M & F Worldwide’s presentation of Adjusted EBITDA should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.
For additional information contact:
Christine Taylor
(212)-572-5988
— tables to follow —

M & F Worldwide Corp. and Subsidiaries
Consolidated Statements of Income
(in millions, except per share data)

	(Unaudited)
	Three Months Ended
	March 31,
	2009	2008
Product revenues, net	$388.8	$402.3
Service revenues, net	75.5	69.7

Total net revenues	464.3	472.0
Cost of products sold	235.2	247.0
Cost of services provided	39.9	36.0

Total cost of revenues	275.1	283.0

Gross profit	189.2	189.0
Selling, general and administrative expenses	109.8	118.5
Restructuring costs	11.1	1.4

Operating income	68.3	69.1
Interest income	0.5	2.2
Interest expense	(38.6)	(51.5)
Gain on early extinguishment of debt	52.6	—
Other income, net	0.9	1.0

Income before income taxes	83.7	20.8
Provision for income taxes	32.4	8.3

Net income	$51.3	$12.5

Earnings per common share:
Basic	$2.65	$0.58

Diluted	$2.64	$0.58

Weighted average number of shares used in per share calculations:
Basic shares	19.3	21.3

Diluted shares	19.3	21.4

M & F Worldwide Corp. and Subsidiaries
Business Segment Information
(in millions)

	(Unaudited)
	Three Months Ended
	March 31,
	2009	2008
Net revenues:
Harland Clarke segment	$315.1	$332.1
Harland Financial Solutions segment	69.2	71.2
Scantron segment	54.4	41.6
Licorice Products segment	25.7	27.5
Eliminations	(0.1)	(0.4)

Total net revenues	$464.3	$472.0

Operating income:
Harland Clarke segment	$50.9	$53.3
Harland Financial Solutions segment	7.4	6.4
Scantron segment	6.8	5.7
Licorice Products segment	8.4	9.9
Corporate	(5.2)	(6.2)

Total operating income	$68.3	$69.1

Calculation of Non-GAAP adjusted net income (in millions, except per share amounts):

(Unaudited)
Three Months
Ended
March 31, 2009
Net income	$51.3
Less: gain on early extinguishment of debt, net of taxes of $20.1 (a)	(32.5)

Non-GAAP adjusted net income	$18.8

Diluted non-GAAP net income per share	$0.97

Diluted GAAP net income per share	$2.64

Weighted average number of shares used in per share calculations	19.3

(a)	Reflects gain from the purchase of Harland Clarke Holdings Corp. bonds at less than their principal amount.

Reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA (in millions):

	(Unaudited)
	Three Months Ended
	March 31,
	2009	2008
Net income	$51.3	$12.5
Interest expense, net	38.1	49.3
Provision for income taxes	32.4	8.3
Depreciation and amortization	40.8	41.5

EBITDA	162.6	111.6
Adjustments:
Restructuring (a)	11.1	1.4
Peldec deferred purchase price compensation (b)	1.0	2.5
Gain on early extinguishment of debt (c)	(52.6)	—
Impact of purchase accounting adjustments (d)	0.2	1.6

Adjusted EBITDA	$122.3	$117.1

(a)	Reflects restructuring expenses, including adjustments, recorded in accordance with GAAP, consisting primarily of severance, post-closure facility expenses and other related expenses, which were not recorded in purchase accounting.

(b)	Reflects charges accrued under a deferred purchase price agreement required to be recorded as compensation expense in selling, general and administrative expense resulting from an acquisition.

(c)	Reflects gain from the purchase of Harland Clarke Holdings Corp. bonds at less than their principal amount.

(d)	Reflects the non-cash fair value deferred revenue and inventory adjustments related to purchase accounting.